EXHIBIT 21

                              LIST OF SUBSIDIARIES


Name of Subsidiary                             Jurisdiction of Incorporation
------------------                             -----------------------------
Europe Craft Imports, Inc.                     New Jersey

ECI Sportswear, Inc.                           New York

XOXO Clothing Company, Incorporated            Delaware


All other subsidiaries of the Registrant, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as of the end of the year covered by this Annual Report, and, therefore, their names have been omitted.